UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2026

VIRTUIX HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-43067	46-4371395
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11500 Metric Blvd, Suite 430 Austin, TX	78758
(Address of principal executive offices)	(Zip Code)

(512) 947-9029

Registrant’s telephone number, including area code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange On Which Registered
Common Stock	VTIX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 22, 2026, Virtuix Holdings Inc. (the “Company”) and Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), consummated the exchange of certain outstanding secured convertible promissory notes held by Streeterville (as described below, collectively, the “Prior Notes”) for a new Pre-Paid Purchase issued by the Company in the original principal amount of $3,471,923.00 (the “Pre-Paid Purchase”). The Prior Notes exchanged consisted of: (a) that certain Secured Convertible Promissory Note dated August 25, 2025 in the original principal amount of $2,200,000.00; (b) that certain Secured Convertible Promissory Note dated October 30, 2025 in the original principal amount of $560,000.00; and (c) that certain Secured Convertible Promissory Note dated December 19, 2025 in the original principal amount of $560,000.00. The Prior Notes were issued pursuant to that certain Securities Purchase Agreement dated August 25, 2025 (the “Purchase Agreement”), by and between the Company and Streeterville. Other than the exchange of the Prior Notes, Streeterville provided no additional consideration in connection with the exchange. The Pre-Paid Purchase was issued in exchange for the Prior Notes pursuant to the exchange provisions of the Prior Notes and in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

The Pre-Paid Purchase bears interest at a rate of 6% per annum, compounded daily, from May 22, 2026 until paid in full. The Company may prepay all or any portion of the outstanding balance with thirty (30) trading days’ prior written notice, subject to a prepayment premium of 120% if prepaid within six months of the exchange date, 115% if prepaid between six and twelve months, and 105% if prepaid after twelve months. Beginning on the exchange date, Streeterville has the right, at its sole discretion, to purchase shares of the Company’s Class A common stock (“Common Stock”) by delivering purchase notices to the Company. The purchase price per share is the Fixed Price (as defined in the Pre-Paid Purchase), subject to adjustment to the lower of the Fixed Price and the Market Price (as defined in the Pre-Paid Purchase) following the occurrence of a Trigger Event (as defined in the Pre-Paid Purchase). The aggregate purchase amount in each purchase notice offsets the outstanding balance of the Pre-Paid Purchase. Streeterville may not beneficially own more than 9.99% of the outstanding Common Stock at any time.

The Pre-Paid Purchase is unsecured. The Transaction Documents (as defined in the Purchase Agreement) include customary affirmative and negative covenants, including, among others, covenants relating to timely SEC reporting, maintenance of listing, restrictions on certain debt and equity issuances, and restrictions on fundamental transactions without Streeterville’s prior written consent. The Pre-Paid Purchase includes customary trigger events, events of default and remedies, including the right to accelerate the outstanding balance and to increase the outstanding balance by 7.5% and accrue default interest at a rate of 15% per annum upon the occurrence of an event of default. The Purchase Agreement contains Utah governing-law and dispute-resolution provisions, including arbitration arrangements, and customary representations, warranties, conditions to closing and other terms.

For purposes of Rule 144, the Pre-Paid Purchase is deemed to have been issued on December 19, 2025, and the Company acknowledges that the holding period for the Pre-Paid Purchase includes the holding periods of the Prior Notes from their respective original issuance dates.

The foregoing description of the Pre-Paid Purchase does not purport to be complete and is qualified in its entirety by reference to the full text of the Pre-Paid Purchase, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On May 20, 2026, the Company issued a press release (the “First Press Release”) announcing an update on the Company’s business developments. A copy of the First Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On May 27, the Company issued a press release (the “Second Press Release”) announcing an additional update on the Company’s business developments. A copy of the Second Press Release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Pre-Paid Purchase #2, dated May 22, 2026, issued by Virtuix Holdings Inc. to Streeterville Capital, LLC.
99.1	First Press Release
99.2	Second Press Release
104	Cover Page Interactive File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2026

VIRTUIX HOLDINGS INC.

By:	/s/ Jan Goetgeluk
Jan Goetgeluk
Chief Executive Officer
(Principal Executive Officer)

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